Exhibit 99.1

NEWS RELEASE

RAMBUS REPORTS THIRD QUARTER EARNINGS

Revenue of $31.7 million, loss per share of $0.18 cents for the third quarter

LOS ALTOS, Calif. – October 21, 2010 – Rambus Inc. (NASDAQ:RMBS), one of the world’s premier technology licensing companies, today reported financial results for the third quarter of 2010.

Revenue for the third quarter of 2010 was $31.7 million, down 18% sequentially from the second quarter of 2010 primarily due to lower patent royalty revenue. As compared to the third quarter of 2009, revenue was  up 14% primarily due to the revenue recognized from the agreements signed with Samsung during the first quarter of 2010.  Revenue for the nine months ended September 30, 2010 was $232.5 million, up 183% over the same period of last year which was also due to the agreements signed with Samsung during the first quarter of 2010.

“Revenue for the quarter was down sequentially as anticipated patent license renewals did not complete by quarter end, however, those negotiations are active and proceeding well,” said Harold Hughes, president and chief executive officer at Rambus.  “During the quarter, we did sign a patent license agreement with Nvidia for certain memory controller patents on a going forward basis and expect to receive the first payment in November.”

Total operating costs and expenses for the third quarter of 2010 were $43.2 million, which included a $10.3 million gain related to the Samsung settlement, $7.5 million of stock-based compensation expenses and $1.2 million for previous stock-based compensation restatement and related legal expenses.  This is compared to total operating costs and expenses for the second quarter of 2010 of $45.5 million, which included a $10.3 million gain related to the Samsung settlement, $7.9 million of stock-based compensation expenses and $1.6 million for previous stock-based compensation restatement and related legal expenses. General litigation expenses for the third quarter were $4.6 million, a decrease of $0.6 million from the second quarter of 2010.

Total operating costs and expenses in the third quarter of last year were $48.5 million, which included $7.7 million of stock-based compensation expenses and $0.1 million for previous stock-based compensation restatement and related legal expenses.  General litigation expenses in the third quarter of 2010 decreased $7.3 million from the third quarter of 2009.

Total operating costs and expenses for the nine months ended September 30, 2010 were $48.5 million, which included a $116.5 million gain related to the Samsung settlement, $23.2 million of stock-based compensation expenses and $3.4 million for previous stock-based compensation restatement and related legal expenses.  This is compared to total operating costs and expenses of $141.4 million for the same period of 2009, which included $24.0 million of stock-based compensation expenses and a net recovery of $14.0 million of previous stock-based compensation restatement and related legal expenses. General litigation expenses for the nine months ended September 30, 2010 were $16.9 million, a decrease of $28.1 million from the same period in 2009.

Interest and other expense, net, for the third quarter of 2010 was $4.6 million as compared to $3.4 million in the second quarter of 2010 and $6.8 million in the third quarter of 2009.  Interest and other expense, net, for the nine months ended September 30, 2010 was $13.7 million as compared to $9.6 million for the same period of 2009.

During the quarter ended September 30, 2010, the Company paid withholding taxes of $4.1 million. The Company recorded a provision for income taxes of $4.4 million for the third quarter of 2010, which is primarily comprised of the withholding taxes.  As the Company continues to maintain a valuation allowance against its U.S. deferred tax assets, the Company’s tax provision is based on its anticipated cash tax payments related to the quarter.  By comparison, the Company recorded a provision for income taxes of $2.4 million for the quarter ended June 30, 2010 and a provision for income taxes of $0.1 million for the quarter ended September 30, 2009.

During the nine months ended September 30, 2010, the Company paid withholding taxes of $50.9 million. The Company recorded a provision for income taxes of $52.5 million for the nine months ended September 30, 2010, which is primarily comprised of the withholding taxes.  By comparison, the Company recorded a provision for income taxes of $0.1 million for the nine months ended September 30, 2009.

Net loss for the third quarter of 2010 was $20.6 million as compared to a net loss of $12.5 million in the second quarter of 2010 and a net loss of $27.5 million in the third quarter of 2009. Diluted net loss per share for the third quarter of 2010 was $0.18 as compared to a net loss per share of $0.11 in the second quarter of 2010 and a net loss per share of $0.26 for the third quarter of 2009.

Net income for the nine months ended September 30, 2010 was $117.8 million as compared to a net loss of $68.9 million for the same period of 2009. Diluted net income per share for the nine months ended September 30, 2010 was $1.01 as compared to a net loss per share of $0.66 for the same period of 2009.

Cash, cash equivalents, and marketable securities as of September 30, 2010 were $484.9 million, a decrease of approximately $112.7 million from June 30, 2010.  During the third quarter of 2010, the Company entered into an Accelerated Share Repurchase agreement (“ASR”) to repurchase $90 million of the Company’s common stock, with the Company paying such $90 million at the time of commencement of the ASR.  Prior to the commencement of the ASR, the Company repurchased shares of its common stock having an aggregate value of $9.8 million. In addition, the Company used $3.3 million in the acquisition of intellectual property.

The conference call discussing 2010 third quarter results will be webcast live via the Rambus Investor Relations website (http://investor.rambus.com) at 2:00 p.m. Pacific Time today.  A replay will be available following the call on Rambus’ Investor Relations website and for one week at the following numbers:
(800) 642-1687 (domestic) or (706) 645-9291 (international) with ID#15043450.

About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies. Founded in 1990, the Company specializes in the invention and design of architectures focused on enhancing the end-user experience of computing, communications and consumer electronics applications. Additional information is available at www.rambus.com.

RMBSFN

Contacts:

Linda Ashmore
Public Relations
Rambus Inc.
(650) 947-5411
lashmore@rambus.com

Nicole Noutsios
Investor Relations
Rambus Inc.
(650) 947-5050
nnoutsios@rambus.com

Press Release Financials	Rambus
4440 El Camino Real
Los Altos, CA 94022

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2010	December 31, 2009
ASSETS

Current assets:
Cash and cash equivalents	$218,197	$289,073
Marketable securities	266,696	171,120
Accounts receivable	155	949
Prepaids and other current assets	12,120	8,700
Deferred taxes	1,141	129
Total current assets	498,309	469,971
Restricted cash	722	639
Deferred taxes, long-term	1,120	2,034
Intangible assets, net	27,104	21,660
Property and equipment, net	49,705	38,966
Goodwill	15,554	15,554
Other assets	6,115	7,045
Total assets	$598,629	$555,869

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$11,844	$8,972
Accrued salaries and benefits	25,401	6,435
Accrued litigation expenses	3,890	5,147
Non-cash obligation for construction in progress	25,900	25,100
Other accrued liabilities	7,593	4,506
Convertible notes	—	136,032
Total current liabilities	74,628	186,192
Long-term liabilities:
Convertible notes	118,824	112,012
Other long-term liabilities	3,200	2,338
Total long-term liabilities	122,024	114,350
Contingently redeemable common stock	113,500	—
Total stockholders’ equity	288,477	255,327
Total liabilities and stockholders’ equity	$598,629	$555,869

Press Release Financials	Rambus
4440 El Camino Real
Los Altos, CA 94022

Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenue:
Royalties	$31,179	$26,898	$229,913	$77,826
Contract revenue	564	976	2,556	4,365
Total revenue	31,743	27,874	232,469	82,191
Operating costs and expenses:
Cost of revenue (1)	1,368	1,858	5,026	5,479
Research and development (1)	23,002	16,727	67,678	50,277
Marketing, general and administrative (1)	27,938	29,882	88,873	99,601
Costs (recoveries) of restatement and related legal activities	1,229	68	3,393	(14,000)
Gain from settlement	(10,300)	—	(116,500)	—
Total operating costs and expenses	43,237	48,535	48,470	141,357
Operating income (loss)	(11,494)	(20,661)	183,999	(59,166)
Interest and other income, net	312	891	1,053	3,504
Interest expense	(4,953)	(7,641)	(14,709)	(13,128)
Interest and other expense, net	(4,641)	(6,750)	(13,656)	(9,624)
Income (loss) before income taxes	(16,135)	(27,411)	170,343	(68,790)
Provision for income taxes	4,441	85	52,510	103
Net income (loss)	$(20,576)	$(27,496)	$117,833	$(68,893)
Net income (loss) per share:
Basic	$(0.18)	$(0.26)	$1.04	$(0.66)
Diluted	$(0.18)	$(0.26)	$1.01	$(0.66)
Weighted average shares used in per share calculation
Basic	111,866	105,182	112,768	104,761
Diluted	111,866	105,182	116,347	104,761

_________
(1) Total stock-based compensation expense for the three and nine month periods ended September 30, 2010 and September 30, 2009 are presented as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Cost of revenue	$17	$283	$146	$906
Research and development	$2,470	$2,332	$7,742	$7,286
Marketing, general and administrative	$4,976	$5,134	$15,340	$15,826